Exhibit 99.1
Hanmi Financial Corp. Appoints
Jay S. Yoo President and CEO
LOS ANGELES — June 13, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Jay S. Yoo has been appointed President and Chief Executive Officer of Hanmi Financial Corporation and Hanmi Bank. Mr. Yoo, whose appointment is effective June 23, 2008, replaces Sung Won Sohn, who retired in December 2007. Mr. Yoo will also serve on the Boards of Directors of Hanmi Financial Corporation and Hanmi Bank.
Jay S. Yoo, 61, began his banking career in South Korea in 1970 and was most recently — from 2001 to 2007 — Chairman, President and CEO of New-York based Woori America Bank, a subsidiary of Woori Bank, a South Korean bank with assets of approximately $225 billion. He holds a B.A. in Business Administration from Sogang University in Seoul, South Korea.
“We are delighted that Mr. Yoo has accepted our invitation to lead Hanmi’s senior management team,” said Won R. Yoon, M.D., Hanmi’s Chairman. “He brings to Hanmi a breadth of experience in commercial banking that will be invaluable as we address a variety of challenges facing Hanmi, not the least of which are the need to improve credit quality and achieve a measure of stability in the Bank’s financial performance.
“During his 37-year career in banking, almost half of which has been spent in the United States, Mr. Yoo has demonstrated an impressive range of administrative and operational skills,” added Dr. Yoon. “Equally important, he has acquired expertise in a number of key areas — notably underwriting and credit management, interstate banking, new product development, risk management and internal control, and international trade finance — that will be of great benefit to Hanmi and its shareholders in the years ahead.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 25 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and eight loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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